EXHIBIT 16




June 26, 2003



Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549


Dear Sirs/Madams:

We have read Item 4 of the Weingarten Realty Investors Form 8-K dated June 26, 2003 relating to the Employees Savings & Investment Plan and the Weingarten Realty Pension Plan, and have the following comments:

1. We agree with the statements made in the first, third, fourth and fifth paragraphs for which we have a basis on which to comment.

2. We have no basis on which to agree or disagree with the statements made in the second and sixth paragraphs.


Yours truly,



/s/  DELOITTE & TOUCHE LLP
     Houston, Texas


Cc:    John M. Stacy, Vice President/Director of Human Resources,
       Weingarten Realty Investors
       Stephen C. Richter, Senior Vice President/Chief Financial Officer, Weingarten Realty Investors